Exhibit 99.1

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

October 31, 2012 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ: CTIC and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Registration Document authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period September 1, 2012 through September 30, 2012 except as otherwise expressly noted.

Provisional estimated (unaudited) financial information and EBITDA as of September 30, 2012

The following information concerns the Company’s provisional estimated (unaudited) results for the month ended September 30, 2012.

Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur. The financial information provided herein may not reflect certain accounting entries that are impracticable to record on a monthly basis; such accounting entries are recorded at the end of each quarter in connection with the preparation of quarterly financial information. Therefore, the financial information provided herein may deviate from values as reported in accordance with U.S. GAAP in the Company’s reviewed quarterly financial statements and audited year-end financial statements and should not be relied on for investment purposes.

The following table reports estimates of certain items relating to the provisional unaudited financial information for the month ended September 30, 2012:

Estimated financial data of the Company for the month ended September 30, 2012

The estimated and unaudited financial information of the Company as of September 30, 2012 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	August 31, 2012	September 30, 2012
Net revenue	$—	$—
Operating income (expense)	$(6,146)	$(3,565)
Profit(Loss) from operations	$(6,146)	$(3,565)

Other income (expenses), net	$2,022	$(2,075)
Preferred Stock:
-Deemed Dividend	$—	$(5,014)
EBITDA	$(4,124)	$(10,654)

Depreciation and amortization	$(213)	$(228)

Interest expense	$(40)	$(1)

Net profit /(loss) attributable to common shareholders	$(4,377)	$(10,883)

Estimated research and development expenses were $2.1 million for the month of August 2012 and $2.4 million for the month of September 2012.

There were no convertible notes outstanding as of August 31, 2012 and September 30, 2012.

Provisional Estimated Net Financial Standing

The following table reports the estimated and unaudited net financial standing of the Company as of August 31, 2012 and September 30, 2012, including the separate indication of the total estimated financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant estimated financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Estimated Net Financial Standing	August 31, 2012	September 30, 2012
Cash and cash equivalents	$19,313	$14,289
Long term obligations, current portion	$(395)	$(393)
Estimated net financial standing, current portion	$18,918	$13,896

Long term obligations, less current portion	$(5,985)	$(5,768)
Net financial standing, less current portion	$(5,985)	$(5,768)
Estimated net financial standing	$12,933	$8,128

The total estimated and unaudited net financial standing of the Company as of September 30, 2012 was approximately $8,128 (in thousands of U.S. dollars).

In September 2012, the Company had no debt that matured and did not issue any new debt instruments. As of today, the Company has no debt outstanding.

Regulatory Matters and Products in Development

In September 2012, the Company initiated the commercialization of Pixuvri® in the European Union (“E.U.”) with entry into Sweden, Denmark and Finland followed by entry into Austria in October 2012. The Company expects to initiate commercialization of Pixuvri in Germany, United Kingdom and the Netherlands in November 2012. The Company plans to expand availability to France, Italy and Spain as well as other European countries in 2013. Pixuvri was granted conditional marketing authorization by the European Commission in May 2012 and is the first medicinal product licensed in the E.U. to treat adult patients with multiply relapsed or refractory aggressive B-cell non-Hodgkin’s lymphoma (“NHL”).

In September 2012, OPAXIO (paclitaxel poliglumex) was granted orphan-drug designation by the U.S Food and Drug Administration (“FDA”) for the treatment of glioblastoma multiforme (“GBM”), a malignant brain cancer.

Exchange Listing Matters

On June 29, 2012, the Company received a notice from The NASDAQ Stock Market (“NASDAQ”) that for 30 consecutive business days the closing bid price of the Company’s common stock, no par value per share (the “Common Stock”), was below the minimum $1.00 per share requirement for continued listing of the Common Stock on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). This notice had no immediate effect on the listing of or the ability to trade the Common Stock on The NASDAQ Capital Market or the Mercato Telematico Azionario stock market (the “MTA”) in Italy. NASDAQ Listing Rule 5810(c)(3)(A) provided the Company with a grace period of 180 calendar days, or until December 26, 2012, to regain compliance. On August 7, 2012, the Company’s Board of Directors approved a reverse stock split (the “Reverse Stock Split”) in order to regain compliance with NASDAQ’s minimum closing bid price of $1.00 per share. The Reverse Stock Split became effective on September 2, 2012. The Common Stock began trading on a split-adjusted basis on The NASDAQ Capital Market in the United States and the MTA in Italy on September 4, 2012. Upon the effectiveness of the Reverse Stock Split on September 2, 2012, each of the Company’s shareholders received one new share of Common Stock for every five shares such shareholder held. The Reverse Stock Split affected all of the Company’s authorized shares, including all outstanding shares of Common Stock as well as the number of shares of Common Stock underlying stock options, warrants and other exercisable or convertible instruments outstanding at the effective time of the Reverse Stock Split.

On September 18, 2012, the Company received a letter from NASDAQ that indicated the Company had regained compliance with the minimum bid price rule (NASDAQ Listing Rule 5550(a)(2)).

Update on Outstanding Shares of Common Stock

The number of shares outstanding of Common Stock issued and outstanding as of August 31, 2012 was 283,405,243 (prior to giving effect to the Reverse Stock Split) and was 62,270,179 as of September 30, 2012 (after giving effect to the Reverse Stock Split), respectively.

During the month of September 2012, the following transactions contributed to the change in the number of shares of the Company’s outstanding Common Stock, after giving effect to the Reverse Stock Split:

•	the issuance of 5,622,464 shares of Common Stock upon exchange of warrants to purchase Common Stock;

•	the cancellation of 25,592 shares of Common Stock under the Company’s 2007 Equity Incentive Plan, as amended and restated; and

•	the cancellation of 7,741 shares of Common Stock related to Reverse Stock Split adjustments.

As a result of the Reverse Stock Split, on September 2, 2012 the Company’s total number of authorized shares decreased from 384,999,999 to 76,999,999 shares; the Company’s total number of authorized shares of Common Stock decreased from 383,333,333 shares of Common Stock to 76,666,666 shares of Common Stock; and the Company’s total number of authorized shares of preferred stock, no par value per share, decreased from 1,666,666 shares of preferred stock to 333,333 shares of preferred stock.

The Company is not aware of any agreement for the resale of its shares of Common Stock on the MTA nor of the modalities by means of which shares of Common Stock were or will be resold.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $14.3 million in cash and cash equivalents as of September 30, 2012.

On October 11, 2012, the Company closed its previously announced underwritten public offering of 60,000 shares of its Series 17 Preferred Stock, which were sold at a price to the public of $1,000 per share of Series 17 Preferred Stock (the “Offering”). Each share of Series 17 Preferred Stock is convertible at the option of the holder, at any time, into approximately 714 shares of common stock at a conversion price of $1.40 per share of common stock, for a total of approximately 42.9 million shares of common stock. The shares of Series 17 Preferred Stock will automatically convert into shares of common stock in certain circumstances. Shares of the Series 17 Preferred Stock will receive dividends in the same amount as any dividends declared and paid on shares of common stock, but would be entitled to a liquidation preference over the common stock in certain liquidation events. The Series 17 Preferred Stock will have no voting rights on general corporate matters. As of October 25, 2012, 48,325 shares of Series 17 Preferred Stock have been converted into approximately 34.5 million shares of Common Stock and 11,675 shares of Series 17 Preferred Stock remain outstanding.

The Company received approximately $55.6 million in net proceeds from the Offering after deducting commission and expenses and other estimated offering expenses payable by the Company. The Company plans to use the net proceeds from this Offering to support the launch of Pixuvri™ (pixantrone) in Europe and to commence phase III trials of pacritinib as well as for general corporate purposes, which may include, among other things, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications, the acquisition of complementary businesses, technologies or products and general working capital.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements, including statements about estimated unaudited monthly financial statements, that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of Pixuvri include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with Pixuvri in particular, including, without limitation, the potential failure of Pixuvri to prove safe and effective for the treatment of relapsed or refractory aggressive NHL, relapsed/refractory diffuse large B-cell lymphoma and/or other tumors as determined by the FDA and/or the European Medicines Agency

(the “EMA”); the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled; the FDA may request additional clinical trials; the Company’s conditional marketing authorization may not be renewed; Pixuvri may not be immediately available to patients in the E.U.; the Company may not market and commercialize Pixuvri as planned in the E.U.; the Company may not be able to complete the PIX306 clinical trial of Pixuvri-rituximab versus gemcitabine-rituximab in patients with aggressive B-cell NHL, who failed front-line CHOP-R and who are not eligible for ASCT (2nd line) or failed ASCT (3rd or 4th line) by June 2015 or at all as required by the EMA or have the results of such trial available by June 2015 or at all; the conditional marketing authorization for Pixuvri may not be renewed; upon a re-review or resubmission of the Company’s new drug application for Pixuvri (the “NDA”) the FDA may find Pixuvri to not be safe and/or effective; the PIX301 study may still be deemed to be a failed study; if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of Pixuvri; the Company may not be able to provide satisfactory information in response to the FDA’s Complete Response Letter; the Company cannot predict when or guarantee that the NDA will be resubmitted to the FDA; the FDA may not accept the NDA if resubmitted; the FDA may not allow the to-be-resubmitted NDA to be reviewed at a future Oncologic Drugs Advisory Committee meeting; the FDA and/or the EMA may not approve OPAXIO; the potential failure of OPAXIO to prove safe and effective for the treatment of GBM; the Company’s may not be able to maintain compliant with NASDAQ listing requirements; the Company’s re-alignment of its resources and re-prioritization of its product pipeline may not result in reducing the Company’s operating expenses; the Company may not be able to reduce its average net operating burn rate as planned through the remainder of the year; the Company’s average net operating burn rate may increase; the risk that the Company may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, and costs of developing, producing and selling Pixuvri. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant; the Company’s operating expenses continue to exceed its net revenues; the Company may not be able to further reduce its operating expenses; the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation; and other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors